Exhibit 5.2

CONSENT OF INDEPENDENT ENGINEERS

We hereby consent to the use of and reference to our name and our report, and the inclusion and incorporation by reference of information derived from our report dated March 11, 2013 and effective December 31, 2012, evaluating the petroleum and natural gas reserves attributable to Baytex Energy Corp. and its affiliates, which is entitled "Evaluation of the P&NG Reserves of Baytex Energy Corp. (As of December 31, 2012)" in this Registration Statement on Form F-10/F-3 of Baytex Energy Corp. and Baytex Energy USA Ltd.

SPROULE ASSOCIATES LIMITED
By:	/s/ Cameron P. Six
	Name:	Cameron P. Six, P. Eng.
	Title:	Vice-President, Unconventional and Director

Calgary, Alberta, Canada October 16, 2013